Exhibit 11.1

Consent of Independent Registered Public Accounting Firm

Hightimes Holding Corporation

New York, NY

We hereby consent to the use in this Post-qualification amendment No. 2 to Offering Circular on Form 1-A POS constituting a part of this Amended Offering Statement, of our independent auditors’ report dated April 4, 2018 relating to the balance sheets of Hightimes Holding Corp. as of December 31, 2017 and 2016, and the related consolidated statements of operations, changes in stockholders’ deficit, and cash flows for years ending December 31, 2017 and 2016, and the related notes to the consolidated financial statements.  Our report on Hightimes Holding Corp. contain an explanatory paragraph regarding the ability of Hightimes Holding Corp. to continue as a going concern.

We also consent to the reference to our Firm under the heading “Experts” in such Post-qualification amendment to Offering Circular.

/s/ RBSM LLP

New York, NY

June 15, 2018